Exhibit 99.2

Pixelworks, Inc. Q3 2015 Conference Call
November 5, 2015

Steven Moore, CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the third quarter ended September 30, 2015.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, November 5, 2015, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. These non-GAAP measures exclude stock-based compensation expense and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Also included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.

Bruce will begin today’s call with a strategic update on the business, after which I will review our third quarter financial results, and then provide our outlook for the fourth quarter of 2015.

Bruce Walicek, CEO

Thanks Steve. Good afternoon and thanks for joining us on our Q3 2015 conference call:

•	I will begin today with an overview of the quarter and then Steve will review the financial results and provide our outlook for Q4.

•
Q3 results came in within the range of guidance with revenues of $16.6M, representing a 10% increase in product revenue quarter over quarter, driven by favorable seasonality and market share gains in our projection business.

•	All other Non-GAAP metrics came within the range of guidance and we generated positive EBITDA.

•
Despite a challenging macro-environment, design win momentum for our product lines of SOC chips for projectors, was strong during the quarter with new wins in the ultra-short throw, mainstream, and personal projector segments.

•	Our co-developed SOC for the projection market continues to expand to additional platforms and drive market-share gains and overall year on year growth.

•	Our VueMagicTM platform, continued its momentum as over 30 new projector models were added by major projector brands during the quarter.

•	There are now over 100 models commercially available in the market, with additional brands and models to launch in the coming quarters.

•	Looking forward to Q4, we are seeing slowing order patterns in our core projection and large panel product lines driven by the effects of a slowing China and emerging markets.

•
While the year is ending on a weak note for the projection market, we gained market share year over year and expect to grow product revenue from chips in the low single digit range for 2015, despite the overall projector market likely declining versus 2014.

•	Overall, we expect to continue to gain market share in 2016 and for the projector market to return to growth.

Milestone Update
Turning to our mobile initiative, Q3 was an outstanding quarter of progress.

•	We introduced and sampled the second chip in the Iris family of mobile display processors and began volume production during the quarter.

•	This device is targeted for mobile products with high-resolution displays with screen sizes ranging from 5.5” to 10” with up to 2K resolutions.

•	It includes the full suite of True Clarity display features and benefits, and is geared for power-hungry, compute intensive, video applications.

•	Also during the quarter, ASUS launched its flagship ZenPad tablet with Iris and it is receiving positive reviews for its display experience, and we are seeing follow-on Iris orders for this product.

•
Now that there is a flagship product in the market from a leader like ASUS, we have seen increasing momentum and interest in the features and benefits of Iris, as customers are aggressively seeking solutions to address display challenges and differentiate their products.

Market Development Update

•
Over the last several quarters, during the first phase of market development we have seen traction in early adopter, higher end products, with our first chip trending toward notebook PC oriented devices, predominately Intel based Skylake platforms.

•	While some of these earlier engagements have taken longer to transition into production due to customer platform transitions, we continue to expect good contribution from this category in 2016.

•	The second chip is receiving a great response and faster adoption, as the concept of bringing TV quality processing to mobile gains momentum.

•
As we move into the next phase of market development, with the ASUS tablet as a proof point in the market, we are seeing opportunities in higher volume platforms, as many mid-range mobile SOCs can leverage the performance and features of Iris, allowing them to compete against more expensive higher end SOC platforms.

•	Regarding SOC partners, we are seeing significant pull, as the benefits of Iris can help differentiate their platforms as well as enhance capability and performance.

•
As a key part of our strategy to drive Iris design wins, we are engaged in joint selling and reference designs with major mobile SOC providers and our activity increased significantly during the quarter.

•	Confirming this trend, this quarter we captured a significant milestone design win for a major US mobile wireless carrier and we expect to see Iris enabled tablets in their channel in mid 2016.

•	This design is based on a midrange SOC that combined with Iris delivers upgraded performance and brings True Clarity features and benefits that differentiate the platform.

•	Not only our OEM customers but SOC partners, ODMS, and carriers are appreciating the differentiation Iris can bring to their products and platforms.

•	We are actively engaged in multiple collaborative efforts with these key partners across the ecosystem.

True Cut

•	Before I finish I would like to discuss something else we have been working on for a number of quarters, which is a new aspect of our mobile strategy.

•	A key driver of mobile video and the increasing importance of the display experience is over the top video streaming services.

•	Next quarter we will be rolling out a key piece of our strategy to leverage Pixelworks video processing technology and we are calling this True Cut.

•	True Cut brings Pixelworks video processing algorithms upstream to the server level, to drive pull for Iris based mobile devices and ultimately drive design wins for Iris.

•	It is an end-to-end solution, that enables products based on Iris to display a higher quality streaming video experience.

•	True Cut software resides on the distribution server and enables mobile devices based on recently introduced and future Iris devices, to provide an enhanced mobile streaming video experience.

•	True Cut not only provides a value proposition to products based on Iris, but to carriers and content distributors as well.

•	We are currently in initial trials for True Cut with a major China based carrier and expect to begin live demos of this capability in Q1 2016.

Closing summary
In summary, Q3 was a good quarter of progress.

•	We sampled and shipped production of our next device in the Iris family of mobile display processors.

•	ASUS launched its Iris based flagship ZenPad which is a key proof point and validation in the market.

•	We won a key milestone design win for a major wireless carrier and are receiving good validation from our partners.

•	Finally, we will be rolling out True Cut in 2016, which is a key piece of our mobile strategy and will leverage Pixelworks video processing technology to enhance the video streaming experience.

Now, I’d now like to turn the call over to Steve to review the financial results of the quarter

Steven Moore, CFO

Thank you, Bruce.

Revenue for the third quarter of 2015 was $16.6 million, compared to $15.1 million in the prior quarter. The sequential increase in Q3 revenue was primarily driven by market share gain and favorable seasonality in the projector market.

The split of our third quarter revenue by market was:
91% digital projection,
7% TV and panel
2% mobile

Digital projection revenue was $15.2 million, compared to $13.6 million in the second quarter of 2015, and revenue from TV and panel totaled $1.1 million in the third quarter, compared to $1.4 million in the prior quarter.

As previously mentioned, we recognized our first Mobile revenue during the third quarter in conjunction with initial volume shipments of Iris. This revenue amounted to approximately $250,000 in Q3.

Non-GAAP gross profit margin was 50.2% in the third quarter, compared to 48.3% in the second quarter of 2015.

As a reminder, Pixelworks' gross margin is subject to variability based on changes in revenue levels, recognition of license revenue, product mix, startup costs, and the timing and execution of manufacturing ramps, as well as other factors.

Non-GAAP operating expenses were $8.5 million in the third quarter, compared to $8.8 million in the prior quarter.

Adjusted EBITDA was a positive $890,000 for the third quarter, compared to a negative $521,000 in the second quarter. As previously mentioned, a reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis we recorded a net loss of $173,000, or loss of one cent per share, in the third quarter of 2015, compared to a non-GAAP net loss of $1.9 million, or loss of eight cents per share, in the prior quarter.

Moving to the balance sheet, we ended the third quarter with cash and cash equivalents of approximately $29 million, compared to $14.4 million at the end of the second quarter. The Company has no long-term debt and similar to the previous quarter, the Company had a balance of $3 million on its working capital line of credit at quarter-end.

Other balance sheet metrics include day’s sales outstanding of 26 days at the end of the third quarter, compared to 28 days at the end of the second quarter, and inventory turns were approximately 10 times, increasing slightly over the prior quarter.

Guidance

For the fourth quarter of 2015, we expect revenue to be in a range of between $13 and $15 million. As Bruce mentioned, our guidance range largely reflects macro economic weakness in China and emerging markets for projectors and we expect mobile revenue to increase modestly over the third quarter.

We expect gross profit margin for the quarter to range between 48% to 50% on a GAAP and non-GAAP basis.

In terms of operating expenses, we expect the fourth quarter to range between $8.5 and $9.5 million on a non-GAAP basis, and $9.5 to $10.5 million on a GAAP basis.

And finally, we expect a fourth quarter non-GAAP net loss of between 5 cents and 14 cent per share; and we expect a GAAP net loss of between 9 cents and 18 cents per share.

That concludes our prepared remarks. We will now open the call to questions.